SECURITIES AND EXCHANGE
                                   COMMISSION

                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                         CHEQUEMATE INTERNATIONAL, INC.
                         ------------------------------
             (Exact name of registrant as specified in its charter)

      Utah                                                 76-0279816
      ----                                                 ----------
      (State or other jurisdiction                         (I.R.S. Employer
      or incorporation)                                    Identification No.)

      57 West 200 South, Suite 350, Salt Lake City, Utah           84101
      --------------------------------------------------           -----
      (Address of principal executive offices)                  (Zip Code)

                      Chequemate-1999 Compensation Contract
                      -------------------------------------
                            (Full Title of the Plan)

                 Bruce L. Dibb, Corporate Counsel, 311 S. State
                       Suite 380 Salt Lake City, UT 84111
                 ----------------------------------------------
                     (Name and address of agent for service)

                                 (801) 531-6600
                                 --------------
         (Telephone Number, including area code, of agent for services)


                         Calculation of Registration Fee
-----------------------------------------------------------------------------------------------------------------

Title of Securities       Amount to be          Proposed maximum             Proposed                Amount of
to be registered          registered            offering price per unit      maximum                 Registration
                                                                             aggregate               Fee
                                                                             offering price
Common Stock              300,000               $3.09375    (1)              $928,125.00             $259.00

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. This estimated amount is the average of the bid and asked price as of June 10, 1999 (which is within 5 business days prior to the date of the filing of this registration statement).


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

                                     PART I
                INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

         The document or documents containing the information specified in Part I are not required to be filed with the Securities and Exchange Commission ("SEC") as part of the S-8 Registration Statement. Information required to be given to Plan Participants is separately delivered in accordance with the requirements of Form S-8 and is not included or set out under this item. The written compensation contracts or option grants ("plan") provide for the registration of shares as acquired under the agreements.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files quarterly, annual and periodic reports and other information with the Securities & Exchange Commission ("Commission"). The Registration Statement, such reports and other information may be inspected and copies may be obtained, at prescribed rates, at the Commission's Public Reference Section, Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549, as well as the following regional offices: 7 World Trade Center, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Commission maintains a Website that contains reports and other information regarding reporting companies under the Exchange Act, including the Company, at http:// www.sec.gov.

         The following documents have been filed by the Company with the Commission and are hereby incorporated by reference into this Registration
Statement: (i) Annual Report on Form 10- K for the fiscal year ended March 31, 1998, (ii) Quarterly Reports of the Company, and amendments thereto, on Form 10-QSB for the quarters ended June 31, 1998, September 30, 1998 and December 30, 1998; and (iii) the Company's Form 8-K dated December 23, 1998 relating to the acquisition of certain assets of Alpha Broadcasting Communications, which are used in the C-3D Digital III pay-per-view division of the Company. All other documents and reports filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the termination of this offering shall be deemed to be incorporated by reference in this Registration Statement and to be made a part hereof from the date of the filing of such reports and documents.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement

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

contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

         The Company will provide without charge to each person to whom a copy of this Registration Statement is delivered, upon the written or oral request of such person, a copy of any or all documents which are incorporated herein by reference (not including exhibits to such documents, unless such exhibits are specifically incorporated by reference in the document which this Registration Statement incorporates). Requests should be directed to Mr. Steven Anderson, Chief Financial Officer, at the Company's principal executive offices located at 57 West 200 South, Suite 350, Salt Lake City, Utah 84101, telephone number (801) 322-1111.

ITEM 4.  DESCRIPTION OF SECURITIES

The total number of securities registered hereunder are Three Hundred Thousand (300,000) shares, all of which are common stock of the Company. The Company is presently authorized to issue 500,000,000 shares of its Common Stock. As of May 31, 1999, there were 22,137,742 issued, outstanding and subscribed for shares. The holders of Common Stock are entitled to one vote per share on each matter submitted to a vote at any meeting of shareholders. Shareholders of the Company have no preemptive rights to acquire additional shares of Common Stock or other securities. The Common Stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation of the Company, the shares of Common Stock are entitled to share equally in corporate assets after satisfaction of all liabilities. The Shares, when issued, will be fully paid and non-assessable. The holders of ten percent (10%) of the issued and outstanding shares may call a special meeting of the stockholders, and a majority of all issued and outstanding shares shall constitute a quorum for conducting business. The majority of shares present, in any regular or special meeting where a quorum is present, may vote in favor or against any item of business or election, and shall constitute a majority approval or disapproval of matters voted upon at any such meeting. Shares of Common Stock do not carry cumulative voting rights and, therefore, a majority of the outstanding shares of Common Stock will be able to elect the entire Board of Directors. If they do so, minority shareholders would not be able to elect any members to the Board of Directors. There are no dividend rights attached to the shares. The Company presently does not pay any dividends and has no foreseeable plan to pay dividends. There are no special preemptive rights or rights upon liquidation, other than the normal rights and priorities which would attach to shares in liquidation pursuant to Utah State Law. The shares are not subject to call, liability or assessment.



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

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         None.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Officers and directors of the Company, Chequemate International, Inc., are subject to indemnification for ordinary and customary acts taken on behalf of the corporation to the maximum extent permitted under Utah law. In essential terms this provides that any errors of judgement, or act or omission not resulting from gross abuse or misfeasance are to be fully indemnified by the Company. Utah law also provides immunity from suit to officers and directors for acts or transactions completed by them in the normal and customary course of the business and when they are free of any adverse interest.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         No securities being issued pursuant to this Registration Statement are being reoffered or resold through the registration. All securities offered hereunder are originally issued by the Company. Shares received pursuant to the consulting agreement are believed to be registered pursuant to the provisions of this Form S-8 registration.

ITEM 8.  EXHIBITS.


         5.1      Opinion of Bruce L. Dibb, P.C.

         23.1     Consent of Jones, Jensen & Company

         23.2     Consent of Bruce L. Dibb, P.C. (included in Exhibit 5.1).

         24.1 Powers of Attorney (included in this Registration Statement).

ITEM 9.  UNDERTAKINGS.

         The undersigned Company hereby undertakes:

         (a) During any period in which offers or sales are being made pursuant to this registration, or pursuant to a post-effective amendment to this Registration Statement, to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or of any material change to such information in the Registration Statement.

         (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (d) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (e) That, insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or


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

otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, against such liabilities (other than the payment by the Company of the expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salt Lake, State of Utah, on June 15, 1999.


                         CHEQUEMATE INTERNATIONAL, INC.


                                    By /s/ J. Michael Heil
                                       -------------------
                                       J. Michael Heil
                                       Its: CEO

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

/s/ Blaine Harris                                    June 15, 1999
----------------------------------------
Blaine Harris, Chairman of the Board


/s/ John Bartholomew                                 June 15, 1999
----------------------------------------
John Bartholomew, Director


/s/ Hal Glick                                        June 15, 1999
----------------------------------------
Hal Glick, Director


/s/ Andre Peterson                                   June 15, 1999
----------------------------------------
Andre Peterson, Director


/s/ Robert E. Warfield                               June 15, 1999
----------------------------------------
Robert E. Warfield, Director


/s/ Steven Anderson                                  June 15, 1999
----------------------------------------
Steven Anderson, Chief Financial Officer
and Principal Accounting Officer


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